Exhibit 99.4
Explanatory Note
During the March 31, 2015 quarter, the Company realigned reporting responsibilities for multiple locations among its operating segments to correspond with changes to the management structure. Revisions have been made to wording and financial information within Item 7. Management Discussion and Analysis of Financial Condition and Results of Operations in the section entitled "2014 Compared to 2013" under "Operating Segment Results" and in the section entitled "2013 Compared to 2012" under "Operating Segment Results", to reflect the change. Also within Critical Accounting Judgments and Policies under "Annual Goodwill Impairment Testing" wording revisions have been made to reflect the change. During the June 30, 2015 quarter, the Company adopted new accounting guidance regarding the simplification of the presentation of debt issuance costs. Revisions have been made to wording within Item 7. Management Discussion and Analysis of Financial Condition and Results of Operations in the section entitled "Liquidity and Capital Resources" to reflect the change. Item 7. Management Discussion and Analysis of Financial Condition and Results of Operations has not been revised to reflect events and or developments subsequent to February 20, 2015, the date the Company filed the 2014 Form 10-K. For a discussion of events and developments subsequent to the filing of the 2014 Form 10-K, please refer to the Company’s Securities and Exchange Commission (“SEC”) filings since that date.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The following Management’s Discussion and Analysis of Financial Conditions and Results of Operations (“MD&A”) is intended to help the reader understand the Company’s operations and business environment.  MD&A is provided as a supplement to, and should be read in conjunction with, the Consolidated Financial Statements and Notes to Consolidated Financial Statements contained in Item 8 of this Form 10-K.  The following discussion includes forward-looking statements that involve certain risks and uncertainties.  See “Forward-Looking Statements” in the beginning of this Form 10-K.  The MD&A includes the following sections:

•	Business - a general description of DENTSPLY’s business and how performance is measured;

•	Results of Operations - an analysis of the Company’s consolidated results of operations for the three years presented in the consolidated financial statements;

•	Critical Accounting Estimates - a discussion of accounting policies that require critical judgments and estimates; and

•	Liquidity and Capital Resources - an analysis of cash flows; debt and other obligations; and aggregate contractual obligations.

2014 Operational Highlights

•
For the year ended December 31, 2014, sales, excluding precious metal content increased 0.8% compared to prior year. Foreign currency exchange rates had a negative impact of 1.0% during the year, reducing the growth of the Company. Total sales for the year ended December 31, 2014, including precious metal content, decreased 1.0% compared to 2013. A significant drop in the price of gold during the year and the negative impact of foreign currency exchange resulted in the negative sales growth for the year.

•
Full year 2014 earnings per diluted share of $2.24 increased from $2.16 in the prior year. On an adjusted basis (a non-GAAP measure), full year 2014 earnings per diluted share of $2.50 grew 6.4% from $2.35 from the prior year.

•
Operating margin for the year ended December 31, 2014 was 15.3%, an increase of 110 basis points as compared to 14.2% for the year ended December 31, 2013. Adjusted operating margin (a non-US GAAP measure) for the year ended December 31, 2014 was 18.4%, an improvement of 80 basis points over the prior year.

•	Operating cash flow improved 34%. For the year ended December 31, 2014, cash from operations was $560.4 million as compared to $417.8 million for the year ended December 31, 2013.

BUSINESS

DENTSPLY International Inc. is a leading manufacturer and distributor of dental and other consumable medical device products. The Company believes it is the world’s largest manufacturer of consumable dental products for the professional dental market.  For over 115 years, DENTSPLY’s commitment to innovation and professional collaboration has enhanced its portfolio of branded consumables and small equipment.  Headquartered in the United States, the Company has global operations with sales in more than 120 countries. The Company also has strategically located distribution centers to enable it to better serve its customers and increase its operating efficiency. While the United States and Europe are the Company’s largest markets, the Company serves all major markets worldwide.

Principal Measurements

The principal measurements used by the Company in evaluating its business are: (1) internal sales growth by geographic region; (2) constant currency sales growth by geographic region; (3) adjusted operating margins of each reportable segment including product pricing and cost controls; (4) the development, introduction and contribution of innovative new products; and (5) sales growth through acquisition.

The Company defines “internal sales growth” as the increase or decrease in net sales from period to period, excluding (1) precious metal content; (2) the impact of changes in currency exchange rates; and (3) net acquisition sales growth. The Company also tracks internal sales growth of continuing product lines as this is more reflective of the ongoing strength of the Company’s performance. The Company defines “net acquisition sales growth” as the net sales, excluding precious metal content, for a period of twelve months following the transaction date of businesses that have been acquired, less the net sales, excluding precious metal content, for a period of twelve months prior to the transaction date of businesses that have been divested. The Company defines “constant currency sales growth” as internal sales growth plus net acquisition sales growth.

The primary drivers of internal growth includes global dental market growth, innovation and new products launched by the Company, and continued investments in sales and marketing resources, including clinical education. Management believes that over time, the Company’s ability to execute its strategies allows it to grow at a modest premium to the growth rate of the underlying dental market. Management further believes that the global dental market has generally in the past and should over time in the future grow at a premium to underlying economic growth rates. Considering all of these factors, the Company assumes that the long-term growth rate for the dental market will range from 3% to 6% on average and that the Company targets a slight premium to market growth. Over the past several years, growth in the global dental and other healthcare markets have been restrained by lower economic growth in Western Europe and certain other markets compared to historical averages and, accordingly, market growth rates, and the Company’s internal growth rate remains uncertain in the near term.

The Company’s business is subject to quarterly fluctuations of consolidated net sales and net income. The Company typically implements most of its price changes at the beginning of the first or fourth quarters. Price changes, other marketing and promotional programs as well as the management of inventory levels by distributors and the implementation of strategic initiatives, may impact sales levels in a given period.

The Company also has a focus on maximizing operational efficiencies. Management continues to evaluate the consolidation of operations or functions to reduce costs. In addition, the Company remains focused on enhancing efficiency through expanded use of technology and process improvement initiatives. The Company believes that the benefits from these initiatives will improve the cost structure and help offset areas of rising costs such as energy, employee benefits and regulatory oversight and compliance. In connection with these efforts, the Company targets adjusted operating income margins to expand to 20% as the benefits of these initiatives are realized over time. In addition, the Company expects that it will record restructuring charges, from time to time, associated with such initiatives. These restructuring charges could be material to the Company’s consolidated financial statements and there can be no assurance that the target adjusted operating income margins will be achieved. Consistent with these efforts, the Company announced during 2014 that it is proposing steps in Germany to reorganize elements of its laboratory business and associated manufacturing capabilities.  The Company seeks to realign its portfolio of laboratory products, with increased focus on innovative prosthetics materials while deemphasizing its CAD/CAM equipment business. As required under German law, the Company continues to participate in a statutory co-determination process under which it is collaborating with the appropriate labor groups to jointly define the infrastructure and staffing adjustments necessary to support this initiative.

Product innovation is a key component of the Company’s overall growth strategy. New advances in technology are anticipated to have a significant influence on future products in dentistry and consumable medical device markets in which the Company operates. As a result, the Company continues to pursue research and development initiatives to support technological development, including collaborations with various research institutions and dental schools. In addition, the Company licenses and purchases technologies developed by third parties. Although the Company believes these activities will lead to new innovative dental and consumable medical device products, they involve new technologies and there can be no assurance that commercialized products will be developed.

The Company will continue to pursue opportunities to expand the Company’s product offerings through acquisitions. Although the professional dental and the consumable medical device markets in which the Company operates have experienced consolidation, they remain fragmented. Management believes that there will continue to be adequate opportunities to participate as a consolidator in the industry for the foreseeable future.

Impact of Foreign Currencies and Interest Rates

Due to the international nature of DENTSPLY’s business, movements in foreign exchange and interest rates may impact the Consolidated Statements of Operations. With more than 65% of the Company’s net sales located in regions outside the U.S., the Company’s consolidated net sales are impacted negatively by the strengthening or positively impacted by the weakening of the U.S. dollar. This impact is anticipated to be significant in 2015 compared to 2014 due to a dramatic weakening of the euro in the latter half of 2014 and early 2015 and the strengthening of the Swiss franc in early 2015. Additionally, movements in certain foreign exchange and interest rates may unfavorably or favorably impact the Company’s results of operations, financial condition and liquidity.

Reclassification of Prior Year Amounts

Certain reclassifications have been made to prior year’s data in order to conform to current year presentation. Specifically, during the first quarter of 2015, the Company realigned reporting responsibilities for multiple locations as a result of changes to the management reporting structure. The segment information reflects the revised structure for all periods shown.

RESULTS OF OPERATIONS

2014 Compared to 2013

Net Sales

The discussion below summarizes the Company’s sales growth, excluding precious metal content, into the following components: (1) constant currency sales growth, which includes internal sales growth and net acquisition sales growth, and (2) foreign currency translation.  These disclosures of net sales growth provide the reader with sales results on a comparable basis between periods.

Management believes that the presentation of net sales, excluding precious metal content, provides useful information to investors because a significant portion of DENTSPLY’s net sales is comprised of sales of precious metals generated through sales of the Company’s precious metal dental alloy products, which are used by third parties to construct crown and bridge materials.  Due to the fluctuations of precious metal prices and because the cost of the precious metal content of the Company’s sales is largely passed through to customers and has minimal effect on earnings, DENTSPLY reports net sales both with and without precious metal content to show the Company’s performance independent of precious metal price volatility and to enhance comparability of performance between periods.  The Company uses its cost of precious metal purchased as a proxy for the precious metal content of sales, as the precious metal content of sales is not separately tracked and invoiced to customers.  The Company believes that it is reasonable to use the cost of precious metal content purchased in this manner since precious metal dental alloy sale prices are typically adjusted when the prices of underlying precious metals change.

The presentation of net sales, excluding precious metal content, is considered a measure not calculated in accordance with US GAAP, and is therefore considered a non-US GAAP measure.  The Company provides the following reconciliation of net sales to net sales, excluding precious metal content.  The Company’s definitions and calculations of net sales, excluding precious metal content, and other operating measures derived using net sales, excluding precious metal content, may not necessarily be the same as those used by other companies.

	Year Ended December 31,
(in millions, except percentage amounts)	2014	2013	$ Change	% Change

Net sales	$2,922.6	$2,950.8	$(28.2)	(1.0%)
Less: Precious metal content of sales	129.9	179.1	(49.2)	(27.5%)
Net sales, excluding precious metal content	$2,792.7	$2,771.7	$21.0	0.8%

During 2014, net sales, excluding precious metal content increased $21.0 million from 2013. The 0.8% increase in net sales, excluding precious metal content, included constant currency sales growth of 1.8%.  The constant currency sales growth was comprised of internal sales growth of 1.2% and acquisition sales growth of 0.6%. The decline of precious metal content of sales from the year ago period was primarily due to the continuing reduction in the use of precious metal alloys in dentistry.

Constant Currency Sales Growth

The following table includes growth rates for net sales, excluding precious metal content.

	Year Ended December 31, 2014
	United States	Europe	All Other Regions	Worldwide

Internal sales growth	0.7%	0.1%	4.2%	1.2%
Net acquisition sales growth	0.3%	0.1%	2.4%	0.6%
Constant currency sales growth	1.0%	0.2%	6.6%	1.8%

United States

During 2014, net sales, excluding precious metal content, increased by 1.0% on a constant currency basis. Internal sales growth was led by increased sales in the dental consumables product category, partially offset by lower sales in the dental laboratory product category, as well as lower sales of a consumable medical device product that was in-sourced by a customer and was discontinued late in the year as the product line was sold to this customer.

Europe

During 2014, net sales, excluding precious metal content, increased by 0.2% on a constant currency basis compared to 2013. Internal sales growth in Europe was muted as the result of a substantial and continuing decline in sales within the CIS countries, due to economic and political instability in those markets. Excluding sales in the CIS region, constant currency sales growth would have been 1.8% led by increased sales in the dental specialty, dental consumables and consumable medical device product categories partially offset by the dental laboratory product category.

All Other Regions

During 2014, net sales, excluding precious metal content, increased 6.6% on a constant currency basis. The internal sales and acquisition sales growth was led by the dental specialty and consumable medical device product categories and was strongest in Pacific Rim and Middle East regions.

Gross Profit

	Year Ended December 31,
(in millions, except percentage amounts)	2014	2013	$ Change	% Change

Gross profit	$1,599.8	$1,577.4	$22.4	1.4%
Gross profit as a percentage of net sales, including precious metal content	54.7%	53.5%
Gross profit as a percentage of net sales, excluding precious metal content	57.3%	56.9%

Gross profit as a percentage of net sales, excluding precious metal content, increased 40 basis points during 2014 compared to 2013.  The increase in the gross profit rate was primarily the result of net favorable pricing compared to the prior year.

Expenses

Selling, General and Administrative (“SG&A”) Expenses

	Year Ended December 31,
(in millions, except percentages)	2014	2013	$ Change	% Change

SG&A expenses	$1,143.1	$1,144.9	$(1.8)	(0.2%)
SG&A expenses as a percentage of net sales, including precious metal content	39.1%	38.8%
SG&A expenses as a percentage of net sales, excluding precious metal content	40.9%	41.3%

SG&A expenses as a percentage of net sales, excluding precious metal content, improved 40 basis points as compared to 2013. The rate decline is primarily due to cost reduction initiatives and expense controls in a number of businesses, as well as higher expenses recorded in the first three months of 2013 relating to trade shows.

Restructuring and Other Costs

	Year Ended December 31,
(in millions, except percentages)	2014	2013	$ Change	% Change

Restructuring and other costs	$11.1	$13.4	$(2.3)	(17.2%)

The Company recorded net restructuring and other costs of $11.1 million in 2014 compared to $13.4 million in 2013. In 2014, restructuring costs of $9.9 million related to the closure and consolidation of facilities in an effort to streamline the Company’s operations and better leverage the Company’s resources. Restructuring and other costs also includes expense of $1.2 million related to net legal settlements.

In 2013, restructuring costs of $12.0 million related to the closure and consolidation of facilities in an effort to streamline the Company’s operations and better leverage the Company’s resources. Restructuring and other costs also includes net expense of $1.4 million related to an impairment of previously acquired technology partially offset by a net gain on legal settlements.

Other Income and Expenses

	Year Ended December 31,
(in millions, except percentages)	2014	2013	$ Change	% Change

Net interest expense	$41.3	$41.5	$(0.2)	(0.5%)
Other expense (income), net	(0.1)	8.3	(8.4)	(0.1%)
Net interest and other expense	$41.2	$49.8	$(8.6)

Net Interest Expense

Net interest expense for the year ended December 31, 2014 was $0.2 million lower in comparison to the year ended December 31, 2013. The net decrease is a result of a $4.4 million decrease in interest expense due to lower average debt levels in 2014 and higher miscellaneous investment income of $0.4 million compared to the prior year, largely offset by $4.6 million decrease in investment income recorded on net investment hedges due to lower average hedge amounts and interest rates on hedge contracts compared to 2013.

Other Expense (Income), Net
Other expense (income), net for the year ended December 31, 2014 improved $8.4 million compared to the year ended December 31, 2013. Other income, net for the year ended December 31, 2014 was $0.1 million, comprised primarily of $1.1 million of interest and non-cash income relating to fair value adjustments on cross currency basis swaps not designated as hedges that offset currency risk on intercompany loans, $2.5 million of currency transaction losses, and $1.4 million of other non-operating income. Other expense, net for the year ended December 31, 2013 was $8.3 million, comprised primarily of $6.9 million of interest and non-cash charges relating to fair value adjustments on cross currency basis swaps not designated as hedges that offset currency risk on intercompany loans, $2.1 million of currency transaction losses, and $0.7 million of other non-operating income.

Income Taxes and Net Income

	Year Ended December 31,
(in millions, except per share amounts)	2014	2013	$ Change

Effective income tax rate	20.1%	14.1%

Equity in net (loss) income of unconsolidated affiliated company	$(0.3)	$1.0	$(1.3)

Net income attributable to noncontrolling interests	$0.1	$5.0	$(4.9)

Net income attributable to DENTSPLY International	$322.9	$313.2	$9.7

Diluted earnings per common share	$2.24	$2.16

Provision for Income Taxes

The Company’s effective tax rate for 2014 and 2013 was 20.1% and 14.1%, respectively. The Company’s effective tax rate for 2014 was unfavorably impacted by the Company’s change in the mix of consolidated earnings. Additionally, during 2014 the Company recorded a tax benefit from the release of valuation allowances on previously unrecognized tax loss carryforwards and other deferred tax assets of approximately $8.3 million, a tax benefit of $1.4 million related to statutory tax rate changes and $4.5 million of unfavorable tax effects related to prior year tax matters. The Company’s effective tax rate for 2013 was favorably impacted by the Company’s post-acquisition restructuring activities, the recording of tax benefits of $9.4 million related to U.S. federal legislative changes enacted in January 2013 relating to 2012, a tax benefit of $2.2 million for the release of a valuation allowance and $10.3 million of benefits related to prior year tax matters. Further information regarding the details of income taxes is presented in Note 14, Income Taxes, to the consolidated financial statements in this Form 10-K.

The Company’s effective income tax rate for 2014 includes the impact of amortization on purchased intangibles assets, acquisition related activities, restructuring and other costs, income related to credit risk adjustments on outstanding derivatives as well as various income tax adjustments which impacted income before income taxes and the provision for income taxes by $63.2 million and $23.9 million, respectively. In 2013, the Company’s effective tax rate included the impact of amortization of purchased intangible assets, integration and restructuring and other costs as well as various income tax adjustments which impacted income before taxes and the provision for income taxes by $72.9 million and $43.7 million, respectively.

Equity in net (loss) income of unconsolidated affiliated company

The Company’s 17% ownership investment of DIO Corporation (“DIO”) resulted in a net loss of $0.3 million on an after-tax basis for the year ended December 31, 2014 and net earnings of $1.0 million on an after-tax basis for the year ended December 31, 2013. The equity earnings of DIO include the result of mark-to-market changes related to the derivative accounting for the convertible bonds issued by DIO to DENTSPLY.  The Company’s portion of the mark-to-market gains recorded through DIO’s net income was approximately $1.2 million for each of the years ended December 31, 2014 and 2013.

Net income attributable to noncontrolling interests

The portion of consolidated net income attributable to noncontrolling interests decreased $4.9 million for the year ended December 31, 2014 compared to the same period in 2013 as a result of the contractual purchase of the remaining shares of a noncontrolling interest effective January 1, 2014. The Company anticipates the cash outflow for this purchase to be in the first quarter of 2015.

Net income attributable to DENTSPLY International

In addition to the results reported in accordance with US GAAP, the Company provides adjusted net income attributable to DENTSPLY International and adjusted earnings per diluted common share (“adjusted EPS”). The Company discloses adjusted net income attributable to DENTSPLY International to allow investors to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period and may not be indicative of past or future performance of the normal operations of the Company and certain large non-cash charges related to purchased intangible assets. The Company believes that this information is helpful in understanding underlying operating trends and cash flow generation.

Adjusted net income and adjusted EPS are important internal measures for the Company. Senior management receives a monthly analysis of operating results that includes adjusted net income and adjusted EPS and the performance of the Company is measured on this basis along with other performance metrics.

The adjusted net income attributable to DENTSPLY International consists of net income attributable to DENTSPLY International adjusted to exclude the net of tax impact of the following:

(1) Business combination related costs. These adjustments include costs related to integrating and consummating recently acquired businesses and costs, gains and losses related to the disposal of businesses or product lines. These items are irregular in timing and as such may not be indicative of past and future performance of the Company and are therefore excluded to allow investors to better understand underlying operating trends.
(2) Restructuring, restructuring program related costs and other costs. These adjustments include costs related to the implementation of restructuring initiatives as well as certain other costs. These costs can include, but are not limited to, severance costs, facility closure costs, lease and contract terminations costs, related professional service costs, duplicate facility and labor costs associated with specific restructuring initiatives, as well as, legal settlements and impairments of assets. These items are irregular in timing, amount and impact to the Company’s financial performance. As such, these items may not be indicative of past and future performance of the Company and are therefore excluded for the purpose of understanding underlying operating trends.
(3) Amortization of purchased intangible assets. This adjustment excludes the periodic amortization expense related to purchased intangible assets. Beginning in 2011, the Company began recording large non-cash charges related to the values attributed to purchased intangible assets. As such, amortization expense has been excluded from adjusted net income attributed to DENTSPLY International to allow investors to evaluate and understand operating trends excluding these large non-cash charges.
(4) Income related to credit risk and fair value adjustments. These adjustments include both the cost and income impacts of adjustments in certain assets and liabilities that are recorded through net income which are due solely to the changes in fair value and credit risk. These items can be variable and driven more by market conditions than the Company’s operating performance. As such, these items may not be indicative of past and future performance of the Company and therefore are excluded for comparability purposes.
(5) Certain fair value adjustments related to an unconsolidated affiliated company. This adjustment represents the fair value adjustment of the unconsolidated affiliated company’s convertible debt instrument held by the Company. The affiliate is accounted for under the equity method of accounting. The fair value adjustment is driven by open market pricing of the affiliate’s equity instruments, which has a high degree of variability and may not be indicative of the operating performance of the affiliate or the Company.
(6) Income tax related adjustments. These adjustments include both income tax expenses and income tax benefits that are representative of income tax adjustments mostly related to prior periods, as well as the final settlement of income tax audits, and discrete tax items resulting from the implementation of restructuring initiatives. These adjustments are irregular in timing and amount and may significantly impact the Company’s operating performance. As such, these items may not be indicative of past and future performance of the Company and therefore are excluded for comparability purposes.
Adjusted earnings per diluted common share is calculated by dividing adjusted net income attributable to DENTSPLY International by diluted weighted-average common shares outstanding. Adjusted net income attributable to DENTSPLY International and adjusted earnings per diluted common share are considered measures not calculated in accordance with US GAAP, and therefore are non-US GAAP measures. These non-US GAAP measures may differ from other companies. Income tax related adjustments may include the impact to adjust the interim effective income tax rate to the expected annual effective tax rate. The non-US GAAP financial information should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with US GAAP.

	Year Ended December 31, 2014
(in thousands, except per share amounts)	Net Income	Per Diluted Common Share

Net income attributable to DENTSPLY International	$322,854	$2.24
Amortization of purchased intangible assets, net of tax	33,614	0.23
Restructuring and other costs, net of tax	8,506	0.06
Acquisition related activities, net of tax	1,952	0.01
Credit risk and fair value adjustments to outstanding derivatives, net of tax	(451)	—
Gain on fair value adjustment related to an unconsolidated affiliated company, net of tax	(1,190)	(0.01)
Income tax related adjustments	(4,325)	(0.03)
Adjusted non-US GAAP earnings	$360,960	$2.50

	Year Ended December 31, 2013
(in thousands, except per share amounts)	Net Income	Per Diluted Common Share

Net income attributable to DENTSPLY International	$313,192	$2.16
Amortization of purchased intangible assets, net of tax	32,309	0.22
Restructuring and other costs, net of tax	9,721	0.07
Acquisition related activities, net of tax	5,890	0.04
Credit risk and fair value adjustments to outstanding derivatives, net of tax	2,339	0.02
Gain on fair value adjustment related to an unconsolidated affiliated company, net of tax	(1,200)	(0.01)
Income tax related adjustments	(21,054)	(0.15)
Adjusted non-US GAAP earnings	$341,197	$2.35

Adjusted Operating Income and Margin

Adjusted operating income and margin is another important internal measure for the Company. Operating income in accordance with US GAAP is adjusted for the items noted above which are excluded on a pre-tax basis to arrive at adjusted operating income, a non-US GAAP measure. The adjusted operating margin is calculated by dividing adjusted operating income by net sales, excluding precious metal content.

Senior management receives a monthly analysis of operating results that includes adjusted operating income. The performance of the Company is measured on this basis along with the adjusted non-US GAAP earnings noted above as well as other performance metrics. Adjusted operating income is considered a measure not calculated in accordance with accounting principles generally accepted in the United States; therefore, it is a non-US GAAP measure. This non-US GAAP measure may differ from other companies and should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with US GAAP.

	Year Ended December 31, 2014
(in thousands, except percentage of net sales amount)	Operating Income (Loss)	Percentage of Net Sales, Excluding Precious Metal Content

Operating income attributable to DENTSPLY International	$445,600	16.0%
Amortization of purchased intangible assets	47,914	1.8%
Restructuring and other costs	12,463	0.4%
Acquisition related activities	6,827	0.2%
Adjusted non-US GAAP Operating Income	$512,804	18.4%

	Year Ended December 31, 2013
(in thousands, except percentage of net sales amounts)	Operating Income (Loss)	Percentage of Net Sales, Excluding Precious Metal Content

Operating income attributable to DENTSPLY International	$419,166	15.1%
Amortization of purchased intangible assets	46,221	1.7%
Restructuring and other costs	14,639	0.5%
Acquisition related activities	8,778	0.3%
Adjusted non-US GAAP Operating Income	$488,804	17.6%

Operating Segment Results

The Company’s operating businesses are combined into operating groups, which have overlapping product offerings, geographic presence, customer bases, distribution channels and regulatory oversight.  These operating groups are considered the Company’s reportable segments as the Company’s chief operating decision-maker regularly reviews financial results at the operating group level and uses this information to manage the Company’s operations.  Each of these operating groups covers a wide range of product categories and geographic regions.  The product categories and geographic regions often overlap across the groups.  Further information regarding the details of each group is presented in Note 5, Segment and Geographic Information, to the consolidated financial statements in this Form 10-K.  The management of each group is evaluated for performance and incentive compensation purposes on net third party sales, excluding precious metal content, and segment operating income.

Net Sales, Excluding Precious Metal Content
(in millions, except percentages)	Year Ended December 31,
	2014	2013	$ Change	% Change

Dental Consumables, Endodontic and Dental Laboratory Businesses	$1,208.1	$1,197.1	$11.0	0.9%

Healthcare, Orthodontic and Implant Businesses	$1,066.7	$1,059.0	$7.7	0.7%

Select Developed and Emerging Markets Businesses	$517.9	$515.6	$2.3	0.4%

Segment Operating Income (Loss)
(in millions, except percentages)	Year Ended December 31,
	2014	2013	$ Change	% Change

Dental Consumables, Endodontic and Dental Laboratory Businesses	$405.0	$401.0	$4.0	1.0%

Healthcare, Orthodontic and Implant Businesses	$126.6	$105.9	$20.7	19.5%

Select Developed and Emerging Markets Businesses	$(1.4)	$(4.3)	$2.9	NM
NM - Not meaningful

Dental Consumables, Endodontic and Dental Laboratory Businesses

Net sales, excluding precious metal content, increased $11.0 million during 2014 as compared to 2013. On a constant currency basis, net sales, excluding precious metals, increased 1.0% primarily due to growth in the Dental Consumables businesses.

Operating income improved $4.0 million or 1.0% during 2014 compared to 2013. The improvement in operating income was primarily the result of sales growth and improved gross margins in the Dental Consumables businesses.

Healthcare, Orthodontic and Implant Businesses

Net sales, excluding precious metal content, increased $7.7 million during 2014 compared to 2013. Sales increased on a constant currency basis by 1.7%. The increase was primarily due to increased sales in the Healthcare businesses partially offset by lower sales in the Orthodontic businesses.

Operating income increased $20.7 million or 19.5% during 2014 compared to 2013. Operating income increase primarily due to lower operating expenses in the Healthcare and Implant businesses.

Select Developed and Emerging Markets Businesses

Net sales, excluding precious metal content, increased $2.3 million during 2014 compared to 2013. Sales increased by 3.8% on a constant currency basis. The favorable constant currency growth was the result of improved market demand in the Emerging Markets businesses.

Operating income improved by $2.9 million in 2014 compared to 2013. The increase in operating income was primarily the result of improved gross profit rate in the Emerging Markets businesses.

RESULTS OF OPERATIONS

2013 Compared to 2012

Net Sales

	Year Ended December 31,
(in millions, except percentage amounts)	2013	2012	$ Change	% Change

Net sales	$2,950.8	$2,928.4	$22.4	0.8%
Less: Precious metal content of sales	179.1	213.7	(34.6)	(16.2%)
Net sales, excluding precious metal content	$2,771.7	$2,714.7	$57.0	2.1%

During 2013, net sales, excluding precious metal content increased $57.0 million from 2012. The 2.1% increase in net sales, excluding precious metal content, included constant currency sales growth of 2.0%.  The constant currency sales growth was comprised of internal sales growth of 1.9% and acquisition sales growth of 0.1%. Precious metal content of sales declined compared to the same period in 2012, primarily as a result of a decline in use of precious metal alloys in dentistry.

Constant Currency Sales Growth

The following table includes growth rates for net sales, excluding precious metal content.

	Year Ended December 31, 2013
	United States	Europe	All Other Regions	Worldwide

Internal sales growth	3.8%	0.2%	2.7%	1.9%
Net acquisition sales growth	—%	0.2%	(0.1%)	0.1%
Constant currency sales growth	3.8%	0.4%	2.6%	2.0%

United States

During 2013, net sales, excluding precious metal content, increased by 3.8% on a constant currency basis. The increase was primarily due to internal sales growth in dental specialty and dental consumables product categories.

Europe

During 2013, net sales, excluding precious metal content, increased by 0.4% on a constant currency basis, including 0.2% of net acquisition sales growth. The increase in net sales, excluding precious metal content, was primarily driven by an increase in consumable medical products, partially offset by lower sales of dental specialty products when compared to the year ago period.

All Other Regions

During 2013, net sales, excluding precious metal content, increased 2.6% on a constant currency basis. The internal sales growth was 2.7%, driven by increased sales across all product categories.

Gross Profit

	Year Ended December 31,
(in millions, except percentage amounts)	2013	2012	$ Change	% Change

Gross profit	$1,577.4	$1,556.4	$21.0	1.3%
Gross profit as a percentage of net sales, including precious metal content	53.5%	53.1%
Gross profit as a percentage of net sales, excluding precious metal content	56.9%	57.3%

Gross profit as a percentage of net sales, excluding precious metal content, decreased 40 basis points during 2013 compared to 2012. The margin rate decline was primarily the impact of the medical device federal excise tax mandated by the Affordable Care Act that became effective January 1, 2013.

Expenses

Selling, General and Administrative (“SG&A”) Expenses

	Year Ended December 31,
(in millions, except percentage amounts)	2013	2012	$ Change	% Change

SG&A expenses	$1,144.9	$1,148.7	$(3.8)	(0.3%)
SG&A expenses as a percentage of net sales, including precious metal content	38.8%	39.2%
SG&A expenses as a percentage of net sales, excluding precious metal content	41.3%	42.3%

SG&A expenses as a percentage of net sales, excluding precious metal content, improved 100 basis points as compared to 2012 primarily as a result cost savings across a number of businesses and synergies from the integration activities of recent acquisitions.

Restructuring and Other Costs

	Year Ended December 31,
(in millions, except percentage amount)	2013	2012	$ Change	% Change

Restructuring and other costs	$13.4	$25.7	$(12.3)	(47.9%)

The Company recorded net restructuring and other costs of $13.4 million in 2013 compared to $25.7 million in 2012. In 2013, restructuring costs of $12.0 million related to the closure and consolidation of facilities in an effort to streamline the Company’s operations and better leverage the Company’s resources. Restructuring and other costs also includes net expense of $1.4 million related to an impairment of previously acquired technology partially offset by a net gain on legal settlements.

In 2012, restructuring and other costs of $25.7 million included restructuring cost of $17.8 million related to the implant integration activity as well as the closure and consolidation of facilities in an effort to streamline the Company’s operations and better leverage the Company’s resources. Restructuring and other costs also included $5.2 million related to impairment of previously acquired technologies.

Other Income and Expenses

	Year Ended December 31,
(in millions, except percentage amounts)	2013	2012	$ Change	% Change

Net interest expense	$41.5	$48.1	$(6.6)	(13.7%)
Other expense, net	8.3	3.2	5.1	NM
Net interest and other expense	$49.8	$51.3	$(1.5)
NM - Not meaningful

Net Interest Expense

Net interest expense for the year ended December 31, 2013 was $6.6 million lower compared to the year ended December 31, 2012. The net decrease is a result of lower average debt levels in 2013 compared to the same period in 2012 and positive net interest recorded on net investment hedges due to lower average interest rates on euro and Swiss franc hedge contracts compared to the prior year period. The net decrease was partially offset by lower investment income due to lower investment balances, lower interest rates and a lower coupon rate on convertible bonds.

Other Expense, Net
Other expense (income), net for the year ended December 31, 2013 was $5.1 million higher compared to the year ended December 31, 2012. Other expense (income), net for the year ended December 31, 2013 was $8.3 million, comprised primarily of $6.9 million of interest expense and fair value adjustments on cross currency basis swaps not designated as hedges that offset currency risk on intercompany loans, and $2.1 million of currency transaction losses offset by $0.7 million of other non-operating income. Other expense (income), net for the year ended December 31, 2012 was $3.2 million, including $2.7 million of currency transaction losses and $0.5 million of non-operating expenses.

Income Taxes and Net Income

	Year Ended December 31,
(in millions, except per share and percentage amounts)	2013	2012	$ Change

Effective income tax rate	14.1%	2.7%

Equity in net income (loss) of unconsolidated affiliated company	$1.0	$(3.3)	$4.3

Net income attributable to noncontrolling interests	$5.0	$4.3	$0.7

Net income attributable to DENTSPLY International	$313.2	$314.2	$(1.0)

Diluted earnings per common share	$2.16	$2.18

Provision for Income Taxes

The Company’s effective tax rate for 2013 and 2012 was 14.1% and 2.7%, respectively. The Company’s effective tax rate for 2013 was favorably impacted by the Company’s post-acquisition restructuring activities, the recording of tax benefits of $9.4 million related to U.S. federal legislative changes enacted in January 2013 relating to 2012, a tax benefit of $2.2 million for the release of a valuation allowance and $10.3 million of benefits related to prior year tax matters. During 2012, the Company entered into various legal entity restructuring activities to complete the integration of the Astra Tech business acquired in August 2011. In addition to the specific tax integration of the Astra Tech subsidiaries with legacy DENTSPLY subsidiaries, the Company also realigned much of its foreign legal entity structure to better align operations and cash management activities. As a part of this restructuring, the Company was able to capture an overall net benefit from anticipated tax losses of $57.7 million. Most of the cash flow benefit from this tax matter, including utilization of an existing credit carryforward of approximately $49.6 million will be realized over the next several years after 2012. Also, the Company recognized $12.0 million of tax benefit from a reduction in foreign tax rates and separately recorded a valuation allowance on previously recognized assets of $10.4 million. Further information regarding the details of income taxes is presented in Note 14, Income Taxes, to the consolidated financial statements in this Form 10-K.

In 2013, the Company’s effective tax rate included the impact of amortization of purchased intangible assets, integration and restructuring and other costs as well as various income tax adjustments which impacted income before taxes and the provision for income taxes by $72.9 million and $43.7 million, respectively. In 2012, the Company’s effective tax rate included the impact of amortization of purchased intangible assets, integration and restructuring and other costs as well as various income tax adjustments which impacted income before taxes and the provision for income taxes by $91.7 million and $90.0 million, respectively.

Equity in net income (loss) of unconsolidated affiliated company

The Company’s 17% ownership investment of DIO Corporation (“DIO”) resulted in a net earnings of $1.0 million on an after-tax basis for 2013. The equity earnings of DIO includes the result of mark-to-market changes related to the derivative accounting for the convertible bonds issued by DIO to DENTSPLY. The Company’s portion of the mark-to-market net gain incurred by DIO was approximately $1.2 million. In 2012, equity in net loss in DIO was $3.3 million on an after-tax basis, which includes the Company’s portion of the mark-to-market net loss incurred by DIO of approximately $3.1 million.

Net income attributable to noncontrolling interests

The portion of consolidated net income attributable to noncontrolling interests increased $0.7 million from 2013 to 2012 primarily due to increased sales and earnings by such entities.

Net income attributable to DENTSPLY International

In addition to the results reported in accordance with US GAAP, the Company provides adjusted net income attributable to DENTSPLY International and adjusted earnings per diluted common share (“adjusted EPS”). The Company discloses adjusted net income attributable to DENTSPLY International to allow investors to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period and may not be indicative of past or future performance of the normal operations of the Company and certain large non-cash charges related to purchased intangible assets. The Company believes that this information is helpful in understanding underlying operating trends and cash flow generation.

Adjusted net income and adjusted EPS are important internal measures for the Company. Senior management receives a monthly analysis of operating results that includes adjusted net income and adjusted EPS and the performance of the Company is measured on this basis along with other performance metrics.

	Year Ended December 31, 2013
(in thousands, except per share amounts)	Net Income	Per Diluted Common Share

Net income attributable to DENTSPLY International	$313,192	$2.16
Amortization of purchased intangible assets, net of tax	32,309	0.22
Restructuring and other costs, net of tax	9,721	0.07
Acquisition related activities, net of tax	5,890	0.04
Credit risk and fair value adjustments to outstanding derivatives, net of tax	2,339	0.02
Gain on fair value adjustment at an unconsolidated affiliated company, net of tax	(1,200)	(0.01)
Income tax related adjustments	(21,054)	(0.15)
Adjusted non-US GAAP earnings	$341,197	$2.35

	Year Ended December 31, 2012
(in thousands, except per share amounts)	Net Income	Per Diluted Common Share

Net income attributable to DENTSPLY International	$314,213	$2.18
Amortization of purchased intangible assets, net of tax	33,612	0.23
Restructuring and other costs, net of tax	18,549	0.13
Acquisition related activities, net of tax	9,299	0.07
Loss on fair value adjustment at an unconsolidated affiliated company, net of tax	2,927	0.02
Orthodontics business continuity costs, net of tax	600	—
Income tax related adjustments	(59,992)	(0.41)
Adjusted non-US GAAP earnings	$319,208	$2.22

Adjusted Operating Income and Margin

Adjusted operating income and margin is another important internal measure for the Company. Operating income in accordance with US GAAP is adjusted for the items noted above which are excluded on a pre-tax basis to arrive at adjusted operating income, a non-US GAAP measure. The adjusted operating margin is calculated by dividing adjusted operating income by net sales, excluding precious metal content.

Senior management receives a monthly analysis of operating results that includes adjusted operating income. The performance of the Company is measured on this basis along with the adjusted non-US GAAP earnings noted above as well as other performance metrics. Adjusted operating income is considered a measure not calculated in accordance with accounting principles generally accepted in the United States; therefore, it is a non-US GAAP measure. This non-US GAAP measure may differ from other companies and should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with US GAAP.

	Year Ended December 31, 2013
(in thousands, except percentage of net sales amounts)	Operating Income (Loss)	Percentage of Net Sales, Excluding Precious Metal Content

Operating income attributable to DENTSPLY International	$419,166	15.1%
Amortization of purchased intangible assets	46,221	1.7%
Restructuring and other costs	14,639	0.5%
Acquisition related activities	8,778	0.3%
Adjusted non-US GAAP Operating Income	$488,804	17.6%

	Year Ended December 31, 2012
(in thousands, except percentage of net sales amounts)	Operating Income (Loss)	Percentage of Net Sales, Excluding Precious Metal Content

Operating income attributable to DENTSPLY International	$381,939	14.1%
Amortization of purchased intangible assets	49,745	1.8%
Restructuring and other costs	27,103	1.0%
Acquisition related activities	14,164	0.6%
Orthodontics business continuity costs	920	—%
Adjusted non-US GAAP Operating Income	$473,871	17.5%

Operating Segment Results

The Company’s operating businesses are combined into operating groups, which have overlapping product offerings, geographic presence, customer bases, distribution channels and regulatory oversight.  These operating groups are considered the Company’s reportable segments as the Company’s chief operating decision-maker regularly reviews financial results at the operating group level and uses this information to manage the Company’s operations.  Each of these operating groups covers a wide range of product categories and geographic regions.  The product categories and geographic regions often overlap across the groups.  Further information regarding the details of each group is presented in Note 5, Segment and Geographic Information, to the consolidated financial statements in this Form 10-K.  The management of each group is evaluated for performance and incentive compensation purposes on net third party sales, excluding precious metal content, and segment operating income.

Net Sales, Excluding Precious Metal Content
(in millions, except percentage amounts)	Year Ended December 31,
	2013	2012	$ Change	% Change

Dental Consumables, Endodontic and Dental Laboratory Businesses	$1,197.1	$1,144.8	$52.3	4.6%

Healthcare, Orthodontic and Implant Businesses	$1,059.0	$1,054.3	$4.7	0.4%

Select Developed and Emerging Markets Businesses	$515.6	$515.6	$—	—%

Segment Operating Income (Loss)
(in millions, except percentage amounts)	Year Ended December 31,
	2013	2012	$ Change	% Change

Dental Consumables, Endodontic and Dental Laboratory Businesses	$401.0	$383.5	$17.5	4.6%

Healthcare, Orthodontic and Implant Businesses	$105.9	$109.9	$(4.0)	(3.6)%

Select Developed and Emerging Markets Businesses	$(4.3)	$(0.2)	$(4.1)	NM
NM - Not meaningful

Dental Consumables, Endodontic and Dental Laboratory Businesses

Net sales, excluding precious metal content, increased $52.3 million, or 4.6%, during 2013 as compared to 2012. Sales on a constant currency basis increased by 3.5%, primarily due to higher sales in Dental Consumables and Endodontics businesses.

Operating income increased $17.5 million, or 4.6%, during 2013 compared to 2012. The improvement in operating income was primarily the result of sales growth.

Healthcare, Orthodontic and Implant Businesses

Net sales, excluding precious metal content, increased $4.7 million during 2013 compared to 2012. Sales on a constant currency basis were flat. Sales on a constant currency basis increased in the Healthcare businesses, partially offset by a decline in implant sales.

Operating income decreased $4.0 million during 2013 compared to 2012. The reduction in operating margins is primarily due to the decline in implants sales.

Select Developed and Emerging Markets Businesses

Net sales, excluding precious metal content, 2013 were unchanged compared to 2012. Sales increased by 2.9% on a constant currency basis. The constant currency growth was primarily the result of increased sales in certain Emerging Markets businesses.

Operating income decreased by $4.1 million in 2013 compared to 2012. The decline in operating income was primarily the result of lower gross margins in certain Select Developed businesses.

CRITICAL ACCOUNTING JUDGMENTS AND POLICIES

The preparation of the Company’s consolidated financial statements in conformity with US GAAP requires the Company to make estimates and assumptions about future events that affect the amounts reported in the consolidated financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, current and expected economic conditions, product mix and in some cases, actuarial techniques. The Company evaluates these significant factors as facts and circumstances dictate. Some events as described below could cause results to differ significantly from those determined using estimates. The Company has identified the following accounting estimates as those which are critical to its business and results of operations.

Business Acquisitions

The Company acquires businesses as well as partial interests in businesses. Acquired businesses are accounted for using the acquisition method of accounting which requires the Company to record assets acquired and liabilities assumed at their respective fair values with the excess of the purchase price over estimated fair values recorded as goodwill. The assumptions made in determining the fair value of acquired assets and assumed liabilities as well as asset lives can materially impact the results of operations.

The Company obtains information during due diligence and through other sources to get respective fair values. Examples of factors and information that the Company uses to determine the fair values include: tangible and intangible asset evaluations and appraisals; evaluations of existing contingencies and liabilities and product line integration information. If the initial valuation for an acquisition is incomplete by the end of the quarter in which the acquisition occurred, the Company will record a provisional estimate in the financial statements. The provisional estimate will be finalized as soon as information becomes available but will only occur up to one year from the acquisition date.

Goodwill and Other Long-Lived Assets

Goodwill and Indefinite-Lived Assets

The Company follows the accounting standards for goodwill and indefinite-lived intangibles, which require an annual test for impairment to goodwill using a fair value approach. In addition to minimum annual impairment tests, the Company also requires that impairment assessments be made more frequently if events or changes in circumstances indicate that the goodwill or indefinite-lived assets might be impaired. If impairment related to goodwill is identified, the resulting charge is determined by recalculating goodwill through a hypothetical purchase price allocation of the fair value and reducing the current carrying value to the extent it exceeds the recalculated goodwill. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized.

Other Long-Lived Assets

Other long-lived assets, such as definite-lived intangible assets and fixed assets, are amortized or depreciated over their estimated useful lives. In accordance with US GAAP, these assets are reviewed for impairment whenever events or circumstances provide evidence that suggest that the carrying amount of the asset may not be recoverable based upon an evaluation of the identifiable undiscounted cash flows. If impaired based on the identifiable undiscounted cash flows, the asset’s fair value is determined using the discounted cash flow and market participant assumptions. The resulting charge reflects the excess of the asset’s carrying cost over its fair value.

Impairment Assessment

Assessment of the potential impairment of goodwill and other long-lived assets is an integral part of the Company’s normal ongoing review of operations. Testing for potential impairment of these assets is significantly dependent on numerous assumptions and reflects management’s best estimates at a particular point in time. The dynamic economic environments in which the Company’s businesses operate and key economic and business assumptions with respect to projected selling prices, increased competition and introductions of new technologies can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results. Changes in factors and assumptions used in assessing potential impairments can have a significant impact on the existence and magnitude of impairments, as well as the time at which such impairments are recognized. If there are unfavorable changes in these assumptions, particularly changes in the Company’s discount rates, earnings multiples and future cash flows, the Company may be required to recognize impairment charges. Information with respect to the Company’s significant accounting policies on goodwill and other long-lived assets are included in Note 1, Significant Accounting Policies, to the consolidated financial statements in this Form 10-K.

Annual Goodwill Impairment Testing

Goodwill is not amortized; instead, it is tested for impairment annually or more frequently if indicators of impairment exist or if a decision is made to sell a business. The valuation date for annual impairment testing is April 30. Judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include a decline in expected cash flows, a significant adverse change in legal factors or in the business climate, unanticipated competition or slower growth rates, among others. It is important to note that fair values that could be realized in an actual transaction may differ from those used to evaluate the impairment of goodwill.

Goodwill is allocated among and evaluated for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment. The Company has several reporting units contained within each operating segment.

The evaluation of impairment involves comparing the current fair value of each reporting unit to its net book value, including goodwill. The Company uses a discounted cash flow model (“DCF model”) to estimate the current fair value of its reporting units when testing for impairment, as management believes forecasted operating cash flows are the best indicator of such fair value. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including future sales growth, operating margin growth, benefits from restructuring initiatives, tax rates, capital spending, business initiatives, and working capital changes. These assumptions may vary significantly among the reporting units. Operating cash flow forecasts are based on approved business-unit operating plans for the early years and historical relationships and projections in later years. The weighted average cost of capital (“WACC”) rate is estimated for geographic regions and applied to the reporting units located within the regions. The Company has not materially changed its methodology for goodwill impairment testing for the years presented. Due to the many variables inherent in the estimation of a reporting unit’s fair value and the relative size of the Company’s recorded goodwill, differences in assumptions may have a material effect on the results of the Company’s impairment analysis.

The performance of the Company’s 2014 annual impairment test did not result in any impairment of the Company’s goodwill. The WACC rates utilized in the 2014 analysis ranged from 8.6% to 14.0%. Had the WACC rate of each of the Company’s reporting units been hypothetically increased by 100 basis points at April 30, 2014, the fair value of those reporting units would still exceed net book value. If the fair value of each of the Company’s reporting units had been hypothetically reduced by 5% at April 30, 2014, the fair value of those reporting units would still exceed net book value. If the fair value of each of the Company’s reporting units had been hypothetically reduced by 10% at April 30, 2014, due to competitive conditions, one reporting unit within the Dental Consumables, Endodontic and Dental Laboratory Businesses segment would have a net book value exceeding its fair value by approximately $5.9 million. Goodwill for this reporting unit totals $122.7 million at April 30, 2014. To the extent that future operating results of this reporting unit do not meet the forecasted cash flows the Company can provide no assurance that a future goodwill impairment charge would not be incurred.

At December 31, 2014, the Company updated its goodwill impairment testing for the reporting unit noted above as well as for one reporting unit in the Select Developed and Emerging Markets Businesses segment based on current year financial performance. The review did not result in any impairment of the reporting units’ respective goodwill balances. Assumptions used in the calculations of fair value were substantially consistent with those at April 30, 2014. If the WACC rate of these two reporting units had been hypothetically increased by 100 basis points at December 31, 2014, the fair value of these two reporting units would still exceed net book value. If the fair value of these two reporting units had been hypothetically reduced by 5%, the reporting unit within the Select Developed and Emerging Markets Businesses segment would have had a net book value exceeding its fair value by approximately $0.4 million. If the fair value of these reporting units had been hypothetically reduced by 10% at December 31, 2014, the reporting unit within Select Developed and Emerging Markets Businesses segment would have had a net book value exceeding fair value by approximately $4.0 million and the reporting unit within the Dental Consumables, Endodontic and Dental Laboratory Businesses segment would have had a fair value exceeding its net book value by approximately $5.1 million. Goodwill for the two reporting units totals $139.0 million at December 31, 2014.

Should the Company’s analysis in the future indicate an increase in discount rates or a degradation in the overall markets served by these reporting units, it could result in impairment of the carrying value of goodwill to its implied fair value. There can be no assurance that the Company’s future goodwill impairment testing will not result in a charge to earnings.

Annual Indefinite-Lived Intangible Asset Impairment Testing

Indefinite-lived intangible assets consist of tradenames and are not subject to amortization; instead, they are tested for impairment annually or more frequently if indicators of impairment exist or if a decision is made to sell a business. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include a decline in expected cash flows, a significant adverse change in legal factors or in the business climate, unanticipated competition or slower growth rates, among others. It is important to note that fair values that could be realized in an actual transaction may differ from those used to evaluate the impairment of indefinite-lived assets.

The fair value of acquired tradenames is estimated by the use of a relief from royalty method, which values an indefinite-lived intangible asset by estimating the royalties saved through the ownership of an asset. Under this method, an owner of an indefinite-lived intangible asset determines the arm’s length royalty that likely would have been charged if the owner had to license the asset from a third party. The royalty, which is based on the estimated rate applied against forecasted sales, is tax-effected and discounted at present value using a discount rate commensurate with the relative risk of achieving the cash flow attributable to the asset. Management judgment is necessary to determine key assumptions, including projected revenue, royalty rates and appropriate discount rates. Royalty rates used are consistent with those assumed for the original purchase accounting valuation. Other assumptions are consistent with those applied to goodwill impairment testing.

The performance of the Company’s 2014 annual impairment test did not result in any impairment of the Company’s indefinite-lived assets. If the fair value of each of the Company’s indefinite-lived intangible assets had been hypothetically reduced by 10% or the discount rate had been hypothetically increased by 50 basis points, at December 31, 2014, the fair value of these assets would still exceed their book value.

Should the Company’s analysis in the future indicate an increase in discount rates or a degradation in the use of the tradenames, it could result in impairment of the carrying value of the indefinite-lived assets to its implied fair value. There can be no assurance that the Company’s future indefinite-lived asset impairment testing will not result in a charge to earnings.

Litigation

The Company and its subsidiaries are from time to time parties to lawsuits arising out of their respective operations. The Company records liabilities when a loss is probable and can be reasonably estimated. These estimates are typically in the form of ranges, and the Company records the liabilities at the low point of the ranges, when no other point within the ranges are a better estimate of the probable loss. The ranges established by management are based on analysis made by internal and external legal counsel based on information known at the time. If the Company determines a liability to be only reasonably possible, it considers the same information to estimate the possible exposure and discloses any material potential liability. These loss contingencies are monitored regularly for a change in fact or circumstance that would require an accrual adjustment. The Company believes it has appropriately estimated liabilities for probable losses in the past; however, the unpredictability of litigation and court decisions could cause a liability to be incurred in excess of estimates. Legal costs related to these lawsuits are expensed as incurred.

Income Taxes

Income taxes are determined using the liability method of accounting for income taxes. The Company’s tax expense includes the U.S. and international income taxes plus the provision for U.S. taxes on undistributed earnings of international subsidiaries not deemed to be permanently invested.

The Company applies a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position.

Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effect of such temporary differences is reported as deferred income taxes. Deferred tax assets are recognized if it is more likely than not that the assets will be realized in future years. The Company establishes a valuation allowance for deferred tax assets for which realization is not likely. At December 31, 2014, the Company has a valuation allowance of $253.2 million against the benefit of certain deferred tax assets of foreign and domestic subsidiaries.

The Company operates within multiple taxing jurisdictions and in the normal course of business is examined in various jurisdictions. The reversal of accruals is recorded when examinations are completed, statutes of limitation are closed or tax laws are changed.

LIQUIDITY AND CAPITAL RESOURCES

Cash flows from operating activities during the year ended December 31, 2014 were $560.4 million compared to $417.8 million during the year ended December 31, 2013. Net income increased $4.8 million in the period ended December 31, 2014. Working capital sources were $64.3 million, an increase of $153.7 million compared to a use of $89.4 million in 2013. The increase in working capital is driven by $69.5 million due to lower taxes paid, $46.4 million in inventory reductions and $39.7 million improvement in accounts receivable. The Company's cash and cash equivalents increased by $76.6 million during the year ended December 31, 2014 to $151.6 million.

For the year ended December 31, 2014, the number of days for sales outstanding in accounts receivable decreased by one day to 55 days as compared to 56 days in 2013. On a constant currency basis, the number of days of sales in inventory decreased by one day to 113 days at December 31, 2014 as compared to 114 days at December 31, 2013.

Investing activities during 2014 include capital expenditures of $99.6 million. Investments of $8.6 million are partially offset by the sale of a non-core product lines for $6.5 million.

At December 31, 2014, the Company had authorization to maintain up to 34.0 million shares of treasury stock under its stock repurchase program as approved by the Board of Directors. Under this program, the Company purchased approximately 3.3 million shares, or approximately 2.3% of average diluted shares outstanding, during 2014 at an average price of $49.88. As of December 31, 2014 and 2013, the Company held 21.9 and 20.5 million shares of treasury stock, respectively. The Company also received proceeds of $49.0 million primarily as a result of 1.5 million stock options exercised during the year ended December 31, 2014.

Total debt decreased by $210.3 million for the year ended December 31, 2014. DENTSPLY's long-term debt, including the current portion, at December 31, 2014 and 2013 was $1,262.7 million and $1,370.8 million, respectively. The Company's long-term debt, including the current portion decreased by a net of $108.1 million during the year ended December 31, 2014. This net change included a net decrease in borrowings of $86.2 million, and a decrease of $21.9 million due to exchange rate fluctuations on debt denominated in foreign currencies. The decrease in long term borrowings reflects the payment of $75.0 million of Private Placement notes and the first annual Term Loan payment of $8.8 million. The Company’s short-term debt decrease reflects the payment of $101.9 million of short-term commercial paper, which was not drawn at December 31, 2014. During the year ended December 31, 2014, the Company's ratio of net debt to total capitalization decreased to 32.3% compared to 35.1% at December 31, 2013. DENTSPLY defines net debt as total debt, including current and long-term portions less deferred financing costs, less cash and cash equivalents and total capitalization as the sum of net debt plus total equity.

In February 2014, the Company paid the first required payment of $75.0 million under the Private Placement Notes by issuing commercial paper. The second required payment of $100.0 million is due in February 2015 and has been classified as current on the balance sheet. The Company intends to use available cash, commercial paper and the revolving credit facilities to pay the 2015 payment.

The Company paid the first annual principal payment of $8.8 million representing a 5% mandatory principal amortization due in each of the first six years under the terms of the Term Loan with a final maturity of August 26, 2020. The second annual installment in the amount of $8.8 million will be due in August 2015 and has been classified as current on the balance sheet.

On July 23, 2014, the Company entered into an Amended and Extended Revolving Credit Agreement to replace the 2011 Revolving Credit Agreement dated August 27, 2011, that had provided for a multi-currency revolving credit facility in an aggregate amount of up to $500.0 million through July 27, 2016. The new Credit Agreement provides for a new five year, $500.0 million multi-currency revolving credit facility through July 23, 2019 (the “Facility”) to provide working capital from time to time for the Company and for other general corporate purposes. The Facility is unsecured and contains certain affirmative and negative covenants relating to the Company’s operations and financial condition, including prescribed leverage and interest coverage ratios. The Facility contains customary events of default. Upon the occurrence of an event of default, all outstanding borrowings under the Credit Agreement may be accelerated and become immediately due and payable. The Company also has available an aggregate $500.0 million under a U.S. dollar commercial paper facility. The five-year revolver serves as a back-up to the commercial paper facility, thus the total available credit under the commercial paper facility and the multi-currency revolving credit facilities in the aggregate is $500.0 million. At December 31, 2014, both the multi-currency revolving credit facility and the commercial paper facility were unused.

On September 29, 2014, the Company entered into a Samurai Loan Agreement to replace the maturing Samurai Loan Agreement dated August 27, 2011, in an aggregate amount of Japanese yen 12.6 billion, through September 29, 2014. The new

Samurai Loan Agreement provides for a new five-year, Japanese yen 12.6 billion term loan through September 30, 2019 (the “Samurai Loan”). The Samurai Loan is designated as a net investment hedge. The Samurai Loan is unsecured and contains certain affirmative and negative covenants relating to the Company’s operations and financial condition, including prescribed leverage and interest coverage ratios. The Samurai Loan contains customary events of default. Upon the occurrence of an event of default, all outstanding borrowings under the Samurai Loan may be accelerated and become immediately due and payable.

The Company also has access to $63.4 million in uncommitted short-term financing under lines of credit from various financial institutions. The lines of credit have no major restrictions and are provided under demand notes between the Company and the lending institutions. At December 31, 2014, $3.0 million was outstanding under these short-term lines of credit.  At December 31, 2014, the Company had total unused lines of credit related to the revolving credit agreement and the uncommitted short-term lines of credit of $560.6 million.

At December 31, 2014, the Company held $56.8 million of precious metals on consignment from several financial institutions. These consignment agreements allow the Company to acquire the precious metal at market rates at a point in time, which is approximately the same time, and for the same price as alloys are sold to the Company's customers. In the event that the financial institutions would discontinue offering these consignment arrangements, and if the Company could not obtain other comparable arrangements, the Company may be required to obtain third party financing to fund an ownership position to maintain precious metal inventory at operational levels.

The following table presents the Company's scheduled contractual cash obligations at December 31, 2014:

Contractual Obligations	Less Than 1 Year	1-3 Years	3-5 Years	Greater Than 5 Years	Total
(in thousands)

Long-term borrowings	$109,830	$458,792	$131,203	$562,887	$1,262,712
Operating leases	37,711	50,136	29,158	11,250	128,255
Interest on long-term borrowings, net
of interest rate swap agreements	34,677	59,117	43,750	52,379	189,923
Postemployment obligations	10,526	21,928	27,737	78,390	138,581
Cross currency basis swaps	2,683	—	—	—	2,683
Precious metal consignment agreements	56,794	—	—	—	56,794
Other commitments	88,935	—	—	—	88,935
	$341,156	$589,973	$231,848	$704,906	$1,867,883

Due to the uncertainty with respect to the timing of future cash flows associated with the Company's unrecognized tax benefits at December 31, 2014, the Company is unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authority; therefore, $30.7 million of the unrecognized tax benefit has been excluded from the contractual obligations table above (See Note 14, Income Taxes, to the consolidated financial statements in this Form 10-K).

The Company expects on an ongoing basis to be able to finance cash requirements, including capital expenditures in a range of $100.0 million to $120.0 million, stock repurchases, debt service, operating leases and potential future acquisitions, from the current cash, cash equivalents and short-term investment balances, funds generated from operations and amounts available under its existing credit facilities, which is further discussed in Note 12, Financing Arrangements, to the consolidated financial statements. The Company intends to pay or refinance the current portion of long term debt due in 2015 utilizing available cash, commercial paper and the revolving credit facilities. As noted in the Company's Consolidated Statements of Cash Flows in this Form 10-K, the Company continues to generate strong cash flows from operations, which is used to finance the Company's activities.

At December 31, 2014, the majority of the Company’s cash and cash equivalents were held outside of the United States. Most of these balances could be repatriated to the United States, however, under current law, potentially may be subject to U.S. federal income tax, less applicable foreign tax credits. The Company expects to repatriate its foreign excess free cash flow (the amount in excess of capital investment and acquisition needs), subject to current regulations, to fund on going operations and capital needs. Historically, the Company has generated more than sufficient operating cash flows in the United States to fund domestic operations.
Further, the Company expects on an ongoing basis, to be able to finance domestic and international cash requirements, including capital expenditures, stock repurchases, debt service, operating leases and potential future acquisitions, from the funds generated from operations and amounts available under its existing credit facilities. The Company intends to finance the purchase of the remaining shares of a noncontrolling interest for approximately 73.5 million euros and the current portion of long-term debt due in 2015 utilizing available cash commercial paper and the revolving credit facilities.

NEW ACCOUNTING PRONOUNCEMENTS

Refer to Note 1, Significant Accounting Policies, to the Consolidated Financial Statements in this Form 10-K for a discussion of recent accounting guidance and pronouncements.